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NOTICE REPRICING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On March 25, 2008, the board of directors of ICP Solar Technologies Inc., authorized the repricing of the exercise price of the common stock purchase warrants described below to $0.50. This repricing of the common stock purchase warrants will apply to all of the currently outstanding warrants issued on July 11, 2006.

March 25, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.

By:  /s/ Sass Peress
        Sass Peress
        President and Chief Executive Officer